EXHIBIT 99.1

MEDIS TECHNOLOGIES HOLDS ANNUAL MEETING

NEW YORK CITY (September 17, 2009) . . . . Medis Technologies Ltd. (Pink Sheets: MDTL) announced that it held its 2009 Annual Meeting of Shareholders as scheduled on September 14 at the offices of Sonnenschein Nath & Rosenthal, the Company’s counsel.   A quorum was determined by counsel to be present in person or by proxy, and the four propositions on the proxy were all passed by the shareholders.

The directors for the coming year are Jose Mejia, Zeev Nahmoni, Mitchell H Freeman, Steve M Barnett, Daniel A Luchansky and Andrew A Levy.  The shareholders ratified the appointment of Kost Forer Gabbay and Kasierer, a member of Ernst & Young Global, as the Company’s independent auditor.  The shareholders approved the increase in shares authorized as proposed, from 75.5 million to 130 million, and the shareholders approved an increase from 1.5 million to 4.0 million in the shares authorized to be awarded under the 2007 Equity Incentive Plan.

About Medis Technologies Ltd.
Medis Technologies Ltd. (MDTL: PK) (www.medistechnologies.com), headquartered in New York,  is the first company in the world to market a personal and portable liquid fuel cell capable of providing electrical power to the mobile electronics marketplace. The Medis fuel cell features a patented, proprietary fuel formulation that utilizes borohydride to generate electricity upon activation; it is safe, clean, silent, and recyclable. First generation products include the Medis 24-7 Power Pack; 24-7 Xtreme Portable Power Solution; and the Medis Fuel Cell Power Emergency Kit.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called “forward looking statements” by words such as “may,” “will,” “should,” “expects,” plans,” “targets,” “believes,” “anticipates,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those words and other comparable words. These forward looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company’s filings with the SEC. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934 or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

CONTACT
Omer Masud
Medis Technologies
omerm@medistechnologies.com
212-935-8484

Brian Kennedy (Media)
Allen & Caron
212-691-8087
brian@allencaron.com